SECURITIES AND EXCHANGE COMMISSION
                          Washington, D. C.  20549

                                  FORM 8-K

                               CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

     Date of Report (Date of Earliest Event Reported):  July 11, 1997


                        TUCSON ELECTRIC POWER COMPANY
                        -----------------------------

           (Exact name of registrant as specified in its charter)


       Arizona                      1-5924                  86-0062700
(State of Incorporation)   (Commission File Number)      (IRS Employer
                                                       Identification No.)


                220 West Sixth Street, Tucson, Arizona  85701
             (Address of principal executive office)  (Zip Code)


                               (602) 571-4000
            (Registrant's telephone number, including area code)








Item 5.  Other Events

On July 11, 1997, the Company filed with the Arizona
Corporation Commission ("ACC") an application for an order authorizing the Company to enter into certain financing transactions. These proposed financing transactions are intended to extend debt maturities and letter of credit expiration dates, gain additional financial and operating flexibility through the replacement or modification of certain credit agreements, reduce exposure to variable interest rates, reduce dependence on bank provided letters of credit and strengthen the Company's balance sheet by raising additional equity capital.

The application contains four components. The first seeks authority to refinance up to $450 million of existing tax-exempt variable rate debt obligations which are currently backed by letters of credit. It is contemplated that such refinancings would be on a fixed rate, unsecured basis.
Upon completion of such refinancings, the Company's exposure to changes in short-term interest rates would be reduced, and letters of credit, which would otherwise need to be extended or replaced during the period 1999-2002, would be eliminated.

The second component seeks authority to replace the Company's current bank credit facility, which was established under the Master Restructuring Agreement (MRA) in 1992, with one or more new bank credit facilities. The MRA facility currently provides the Company with a renewable term loan commitment of $134 million, a revolving credit commitment of $50 million, as well as $698 million in letters of credit supporting the Company's tax-exempt variable rate debt obligations. The MRA loan commitments mature on December 31, 1999 while the MRA letters of credit have expiration dates ranging from 2000-2002. It is contemplated that the proposed new bank facilities would be reduced in size, due in part to the refinancing activity described in the preceding paragraph, and would extend remaining letter of credit expiration dates. The Company would also seek less restrictive covenants relative to those specified in the MRA, thereby providing the Company with increased financial and operating flexibility.

The third component requests authority to refinance up to $184 million in aggregate principal amount of first mortgage bonds. These bonds, which mature during the period 1999-2003, contain covenants that currently prohibit the restoration of common dividend payments. The application seeks authority to accomplish this refinancing through the issuance of new securities consisting of debt and/or equity securities.

The fourth component seeks authority to establish a direct stock purchase plan, known as the "Investment Plus Plan", pursuant to which the Company would issue from time to time up to 1,000,000 shares of Common Stock, without par value.

The financial transactions contemplated by the application represent the Company's current plan to meet such objectives. Subject to the receipt of ACC authorization, the company intends to pursue the negotiation and consummation of such transactions over the next two years.
Even if the requested ACC authorization is granted, there can be no assurance that any of the contemplated transactions will be consummated or that the terms of any transactions which are consummated will result in the realization of such objectives.

The Company expects to incur increased financing costs as a result of the completion of the proposed financing. The Company believes, however, that such costs are outweighed by the related benefits, including the extension of maturities, reduction in volatility of capital costs, elimination of certain restrictions on dividends and increases in equity.

The Company has requested consideration and approval of this application by the ACC without a hearing However, it is unknown at this time whether the ACC will approve this application in whole or in part, nor can the Company predict the timing of such a ruling.

                          SIGNATURE


     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                           TUCSON ELECTRIC POWER COMPANY
                                   (Registrant)


Date:  July 16, 1997               Ira R. Adler
                           -------------------------
                                  Ira R. Adler
                           Senior Vice President and
                          Principal Financial Officer